Woodward Reports Fourth Quarter and Fiscal 2005 Results

ROCKFORD, IL -- 11/21/2005 -- Woodward Governor Company (NASDAQ: WGOV) today reported financial results for its fourth quarter and fiscal year 2005.

Net sales for the quarter were $217,530,000, up 10 percent from $197,385,000 for the fourth quarter last year. Earnings before income taxes for the quarter were $14,290,000, compared with $9,464,000 a year ago. These pretax results included the effects of workforce management actions, which resulted in costs totaling $1,624,000 for the quarter, compared with $13,148,000 in the same quarter last year.

Net earnings for the quarter were $11,251,000, or $0.96 per share, compared with $6,671,000, or $0.57 per share a year ago (all per share amounts are diluted). Net earnings for the quarter reflected an effective income tax rate of 21.3 percent, compared with 29.5 percent for the year ago quarter.

Net sales for the full fiscal year of $827,726,000 were a record for the company, an increase of 17 percent from $709,805,000 for the previous year. Earnings before income taxes were $79,108,000 for the year, compared with $49,292,000 last year. The pretax results for the year included gains totaling $11,659,000 related to the first quarter sale of certain product line rights and third quarter changes to a retirement healthcare benefit plan. In addition, the pretax results for both years included charges relating to workforce management actions, totaling $1,710,000 for fiscal year 2005 and $12,868,000 for the previous year. Company-wide variable compensation expense was reduced in the fourth quarter of fiscal 2004 as a result of the cost of workforce management actions.

Net earnings for the year were $55,971,000, or $4.78 per share, compared with $31,382,000, or $2.71 per share in the previous year. Our effective income tax rate for 2005 was 29.2 percent of pretax earnings as compared to 36.3 percent for the prior year. Changes in estimates of income taxes for previous periods reduced our current year tax rate by 2.5 percent of pretax earnings. In addition, the 2005 rate reflected a more favorable worldwide distribution of earnings and higher tax credits than in 2004. The tax rate for 2006, while uncertain, is expected to be close to the 2004 tax rate.

"In the fourth quarter and full fiscal year 2005, growth in sales reflected broad strength in our markets generally and excellent demand for Woodward products and solutions," said President and Chief Executive Officer Thomas Gendron. "While the higher sales spread our fixed costs over a larger revenue base, our margins were affected by gains, charges, and differences in variable compensation costs, as reported above. In addition, some of the savings and margin improvement from the workforce management actions that were planned to occur in the final quarter of 2005 will occur in 2006."

Industrial Controls' net sales for the quarter were $141,959,000, compared with $125,020,000 a year ago, an increase of 14 percent. Industrial Controls' segment earnings were $4,202,000, compared with a segment loss of $6,220,000 for the same quarter a year ago. Costs associated with workforce management actions totaled $1,624,000 for the quarter, compared with $13,148,000 for the same quarter a year ago.

Industrial Controls' net sales for the full fiscal year were $536,937,000, an increase of 22 percent from $439,801,000 in fiscal year 2004. Industrial Controls' segment earnings were $28,821,000 in fiscal year 2005, compared with $6,437,000 for 2004. Costs for workforce management actions totaled $1,710,000 for the year, compared with $12,868,000 for the previous year.

"While operating margins in Industrial Controls showed improvement in 2005, they are still below our expectations," continued Mr. Gendron. "Realizing the savings from the restructuring, ongoing cost improvements from efficiency and quality initiatives, and the benefits of operating leverage are priority objectives for Woodward in 2006 and beyond."

As previously reported, the current workforce management actions primarily relate to the consolidation of our European operations, which should be substantially complete by the end of March 2006. These actions are expected to result in gradually increasing savings that, once fully implemented, will range from $9,000,000 to $11,000,000 annually from amounts that would have been incurred prior to the actions.

Aircraft Engine Systems' net sales for the quarter were $75,571,000, compared with $72,365,000 a year ago, an increase of 4 percent. Segment earnings were $15,497,000, compared with $18,930,000 for the same quarter a year ago.

Aircraft Engine Systems' net sales for the full fiscal year were $290,789,000, an increase of 8 percent from $270,004,000 in fiscal year 2004. Aircraft Engine Systems' segment earnings were $64,052,000 in fiscal year 2005, compared with $59,192,000 in fiscal year 2004.

Mr. Gendron continued, "Aircraft Engine Systems increased revenues and, through strong operating performance, maintained steady margins despite increased investment in awarded systems development programs. Our strategy over the next few years is to pursue opportunities for growth in new products and systems.

"Looking forward, the next few years appear to hold ample opportunities for Woodward," concluded Mr. Gendron. "For fiscal 2006, we expect higher sales in our core markets, and improved profitability throughout the year primarily driven by Industrial Controls. More specifically, we are targeting sales growth in the range of 3 to 6 percent for 2006. Additionally, we expect Industrial Controls segment earnings to improve to approximately 10 percent and Aircraft Engine Systems to remain solid. This will result in diluted earnings per share in the range of $5.00 to $5.25, including the effects of adoption of new rules regarding the expensing of stock compensation.

"Of course, while visibility has improved, the timing and volume of demand for our products are variable. Nevertheless, through strong customer commitments, investments in innovative solutions, and an intense focus on growth and profitability, we believe we have laid the groundwork to achieve these targets."

Woodward will hold an investor conference call at 7:30 a.m. CT on Tuesday, November 22, 2005, to provide an overview of the fourth quarter and fiscal 2005 financial performance, business highlights, and outlook for next year.

You are invited to listen to the live webcast of our conference call or a recording at our website, www.woodward.com. You may also listen to the call by dialing 1-888-423-4863 (domestic) or 1-703-871-3834 (international). Participants should call prior to the start time to allow for registration; the Conference ID is 778577. An audio replay will be available by telephone from 10:30 a.m. CT on November 22 until 11:59 p.m. CT on November 25, 2005. The telephone number to access the replay is 1-888-266-2081 (domestic) or 1-703-925-2533 (international), reference access code 778577.

About Woodward

Woodward is the world's largest independent designer, manufacturer, and service provider of energy control solutions for aircraft engines, industrial engines and turbines, and power generation and mobile industrial equipment. The company's innovative control, fuel delivery, and combustion systems help customers worldwide operate cleaner, more reliable, and cost effective equipment. Woodward is headquartered in Rockford, Illinois, and serves global power generation, transportation, process industries, and aerospace markets from locations worldwide. Visit our website at www.woodward.com.

The statements in this release concerning the company's future sales, earnings, business performance, prospects, and the economy in general reflect current expectations and are forward-looking statements that involve risks and uncertainties. Actual results could differ materially from projections or any other forward-looking statement and we have no obligation to update our forward-looking statements. Factors that could affect performance and could cause actual results to differ materially from projections and forward-looking statements are described in Woodward's Annual Report and Form 10-K/A for the year ended September 30, 2004 and Form 10-Q for the quarterly period ended June 30, 2005. Woodward's Form 10-K for the year ended September 30, 2005 will be issued by mid-December 2005.

Woodward Governor Company and Subsidiaries
CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands except per share amounts)

                            Three months ended         Year ended
                              September 30,           September 30,
                            2005        2004        2005        2004
                        ----------  ----------  ----------  ----------
Net sales               $  217,530  $  197,385  $  827,726  $  709,805
                        ----------  ----------  ----------  ----------
Costs and expenses:
    Cost of goods sold     164,020     159,060     623,680     542,240
    Sales, general, and
     administrative
     expenses               22,175      16,728      79,858      70,949
    Research and
     development costs      14,890      10,747      49,996      40,057
    Amortization of
     intangible assets       1,761       1,762       7,087       6,905
    Curtailment gain             -           -      (7,825)          -
    Interest expense         1,459       1,265       5,814       5,332
    Interest income           (644)       (174)     (2,159)     (1,095)
    Other income            (1,004)     (1,753)     (9,322)     (4,580)
    Other expense              583         286       1,489         705
                        ----------  ----------  ----------  ----------
    Total costs and
     expenses              203,240     187,921     748,618     660,513
                        ----------  ----------  ----------  ----------
Earnings before income
 taxes                      14,290       9,464      79,108      49,292
Income taxes                 3,039       2,793      23,137      17,910
                        ----------  ----------  ----------  ----------
Net earnings            $   11,251  $    6,671  $   55,971  $   31,382
                        ==========  ==========  ==========  ==========

Per share amounts:
Basic                   $    0.98   $    0.59   $     4.91  $     2.78
Diluted                 $    0.96   $    0.57   $     4.78  $     2.71
                        ==========  ==========  ==========  ==========

Weighted-average number
 of shares outstanding:
Basic                      11,459      11,304       11,400      11,286
Diluted                    11,766      11,605       11,709      11,565
                        ==========  ==========  ==========  ==========

Woodward Governor Company and Subsidiaries
CONSOLIDATED CONDENSED BALANCE SHEETS

                                At September 30, At September 30,
(In thousands)                      2005               2004
                                 ----------       ----------
Assets
  Current assets:
    Cash and cash equivalents    $   84,597       $   48,895
    Accounts receivable             107,403           99,277
    Inventories                     149,336          138,708
    Income taxes receivable           5,330                -
    Deferred income taxes            18,700           16,852
    Other current assets              4,207            5,064
                                 ----------       ----------
       Total current assets         369,573          308,796
  Property, plant, and
   equipment-net                    114,787          117,310
  Goodwill                          131,035          131,542
  Other intangibles-net              78,564           85,711
  Deferred income taxes               2,310            4,318
  Other assets                        9,197            6,617

                                 ----------       ----------
Total assets                     $  705,466       $  654,294
                                 ==========       ==========
Liabilities and shareholders'
 equity
  Current liabilities:
    Short-term borrowings        $    8,419       $    5,833
    Current portion of long-term
     debt                            14,426              956
    Accounts payable                 37,015           35,207
    Accrued liabilities              68,647           65,573
    Income taxes payable                  -            3,703
                                 ----------       ----------
       Total current liabilities    128,507          111,272
  Long-term debt, less current
   portion                           72,942           88,452
  Other liabilities                  71,548           68,709
                                 ----------       ----------
  Total liabilities                 272,997          268,433
  Shareholders' equity              432,469          385,861
                                 ----------       ----------
Total liabilities and
 shareholders' equity            $  705,466       $  654,294
                                 ==========       ==========

Woodward Governor Company and Subsidiaries
OTHER SELECTED INFORMATION
                         Three months ended   Year ended
                           September 30,      September 30,
(In thousands)            2005       2004     2005      2004
                        --------- --------- --------- ---------
External net sales:
  Industrial Controls   $ 141,959 $ 125,020 $ 536,937 $ 439,801
  Aircraft Engine
   Systems                 75,571    72,365   290,789   270,004

Segment earnings (losses):
  Industrial Controls       4,202    (6,220)   28,821     6,437
  Aircraft Engine Systems  15,497    18,930    64,052    59,192

Earnings reconciliation:
  Total segment earnings   19,699    12,710    92,873    65,629
  Nonsegment expenses      (4,594)   (2,155)  (17,935)  (12,100)
  Curtailment gain              -         -     7,825         -
  Interest expense and
   income, net               (815)   (1,091)   (3,655)   (4,237)
                        --------- --------- --------- ---------
  Consolidated earnings
   before income taxes     14,290     9,464    79,108    49,292
                        --------- --------- --------- ---------

Workforce management costs:
  Member termination
   benefits                   797    12,000     2,144    12,151
  Contractual pension
   termination benefits         -     1,800         -     1,800
  Related cost of facility
   consolidation              827         -     1,770         -
  Member termination benefits
   adjustments                  -      (652)   (2,204)   (1,083)
                        --------- --------- --------- ---------
  Total workforce management
   costs                    1,624    13,148     1,710    12,868
                        --------- --------- --------- ---------

Capital expenditures       10,290     4,683    26,615    18,698

Depreciation and
 amortization expense       7,252     7,838    31,538    32,761
                        ========= ========= ========= =========

Woodward Governor Company
5001 North Second Street
P.O. Box 7001
Rockford, IL 61125-7001
Tel: 815-877-7441
Fax: 815-639-6050

CONTACT:
Bob Weber
Chief Financial Officer and Treasurer
815-639-6800